Exhibit 99.1

NEWS     from         H. L. LANZET, INC.

12 Hull Street Oceanside, NY 11572 (212) 888-4570 • (516) 763-1668 Fax: (212) 888-4569 • (516) 763-1626

FOR IMMEDIATE RELEASE

CONTACT:	Greg Walling President & CEO Cabletel Communications (905) 475-1030	Ron Eilath CFO Cabletel Communications (905) 475-1030

CABLETEL AMENDMENT TO CREDIT AGREEMENT RESOLVES TECHNICAL VIOLATIONS

MARKHAM, Ontario, March 27, 2003 – Cabletel Communications Corp. (AMEX: TTV; TSX: TTV), the leading distributor of broadband equipment to the Canadian television and telecommunications industries, announced that it has entered into a waiver and amendment to its credit agreement with its senior bank lender that has resolved previously announced technical violations with respect to the year ended December 31, 2002. The technical violations had resulted from a variation of the required minimum adjusted net worth, debt service coverage ratio and interest coverage ratio as of December 31, 2002.

Cabletel Communications offers a wide variety of products to the Canadian television and telecommunications industries required to construct, build, maintain and upgrade systems. The Company’s engineering division offers technical advice and integration support to customers. Stirling Connectors, Cabletel’s manufacturing division supplies national and international clients with proprietary products for deployment in cable, DBS and other wireless distribution systems. More information about Cabletel can be found at www.cabletelgroup.com.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those indicated by these forward-looking statements as a result of risks and uncertainties impacting the Company’s business including increased competition; the ability of the Company to expand its operations through either acquisitions or internal growth, to attract and retain qualified professionals, and to expand commercial relationships; technological obsolescence; general economic conditions; and other risks detailed time to time in the Company’s filings with the Securities and Exchange Commission.